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EDITED TRANSCRIPT

CMCSA - Comcast Corp All-Cash Proposal to Acquire Twenty-First

Century Fox Inc Conference Call

EVENT DATE/TIME: JUNE 13, 2018 / 8:45PM GMT

OVERVIEW:

Co. made all-cash proposal to acquire Twenty-First Century Fox.

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JUNE 13, 2018 / 8:45PM, CMCSA - Comcast Corp All-Cash Proposal to Acquire Twenty-First Century Fox Inc Conference Call

CORPORATE PARTICIPANTS

Brian L. Roberts Comcast Corporation - Chairman & CEO

Jason S. Armstrong Comcast Corporation - SVP, IR & Finance

Michael J. Cavanagh Comcast Corporation - Senior EVP & CFO

Stephen B. Burke Comcast Corporation - Senior EVP & CEO, NBCUniversal

CONFERENCE CALL PARTICIPANTS

Amy Yong Macquarie Research - Analyst

Benjamin Daniel Swinburne Morgan Stanley, Research Division - MD

Craig Eder Moffett MoffettNathanson LLC - Founding Partner

Jessica Jean Reif Cohen BofA Merrill Lynch, Research Division - MD in Equity Research

JohnChristopherHodulik UBS Investment Bank, Research Division-MD, Sector Head of the United States Communications Group, and Telco and Pay TV Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen, and welcome to Comcast investor call on its proposal for Twenty-First Century Fox. (Operator Instructions) Please note that this conference call is being recorded.

I will now turn the call over to Senior Vice President, Investor Relations and Finance, Mr. Jason Armstrong. Please go ahead, Mr. Armstrong.

Jason S. Armstrong - Comcast Corporation - SVP, IR & Finance

Okay. Thank you, Ian. Welcome, everyone, and thank you for joining us on short notice this afternoon. Today is an exciting day here at Comcast NBCUniversal. Earlier this afternoon, we delivered a letter to the Board of Directors of Twenty-First Century Fox which set forth terms of a superior proposal by Comcast to acquire the businesses that Fox has agreed to sell to Disney. We believe this proposal is consistent with our approach to creating long-term shareholder value. We look forward to talking to everyone about our proposal, and today, Brian Roberts, Steve Burke and Mike Cavanagh are joining me on this call to go through the details.

As a reminder, this conference call may include forward-looking statements subject to certain risks and uncertainties, and you should refer to Slide 2 in our presentation for more information.

With that, let me turn the call to Brian Roberts for his comments. Brian?

Brian L. Roberts - Comcast Corporation - Chairman & CEO

Thanks, Jason, and good afternoon. We're excited to make public a superior proposal for Twenty-First Century Fox. We're offering $35 per share for the exact same assets as Disney has agreed to purchase, approximately a 20% premium to Disney's offer as of the close today. These are highly strategic and complementary businesses, and we are, in our minds, the right buyer with a superior proposal with as much or better certainty and with commitments and safeguards for the Fox board and for Fox shareholders that is the same as those proposed by Disney.

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JUNE 13, 2018 / 8:45PM, CMCSA - Comcast Corp All-Cash Proposal to Acquire Twenty-First Century Fox Inc Conference Call

If you turn to Slide 4. When I think about Fox, it's Rupert Murdoch, his family, the Fox employees and what they've built, which is one of the world's great media and entertainment companies. Their work, as strong entrepreneurs and prudent acquirers, bear significant similarities with Comcast's own history.

When I started working at the company, we were a small regional cable company. My father and I, and later Steve, all had a vision to create a dynamic, integrated media and distribution company, first by gaining scale in domestic cable and then by adding a scaled domestic content business. Through investment and acquisitions, including AT&T Broadband, NBCUniversal and, more recently, Universal Studios Japan and DreamWorks, amongst many others, we have been successful in executing a strategy by any measure to become the terrific company that Comcast NBCUniversal is today. And we continue to build the entertainment company of the future, a company with vision, assets, leadership, resources and aspirations to help shape our industry and deliver value to consumers and shareholders for decades to come.

We firmly believe that the truly great media companies of the next century will be large, integrated entities with multiple growth engines across a wide swath of the global entertainment industry. And we believe our proposed acquisition of Fox would not only enhance our domestic positions in distribution and content but would take us to global reach and additional growth in these businesses.

And as you'll see on Slide 5, this is what we do well. We have effectively evolved and enhanced the company through large-scale M&A, successful integration of acquired assets and best-in-class execution across our respective businesses. We've done transformative deals in both content and distribution and, in the process, created significant shareholder value. Our 10-year shareholder return through last month of 231% exceeded the returns of each of our peer groups. And on an even longer-term basis, our total shareholder returns have been extraordinary. The average return on an investment in Comcast since our IPO in 1972 has been 17.1% per year compounded, significantly outperforming the S&P 500. This is our formula, and I'm proud of our 45-year track record.

Turning to Slide 6. Our all-cash offer provides greater and more certain value to Fox shareholders, fully addresses the Fox board's stated concerns with our prior proposal as described in the proxy. We are confident in regulatory approval as we believe our transaction is as or more likely to receive regulatory approval than Disney's transaction. Fox has a collection of terrific businesses that perfectly complement our own, and our superior offer to its shareholders truly reflects the value and opportunity we see in these assets.

We look forward to engaging with the Fox board and management as a next step towards acceptance of our offer. With that, let me turn it over to Mike.

Michael J. Cavanagh - Comcast Corporation - Senior EVP & CFO

Thanks, Brian, and good afternoon, everybody. On the next slide, let me just review the details of the transaction. So it's clean and simple, this is a superior proposal which, as Brian just said, fully addresses the Fox Board of Directors' stated concerns with our earlier proposal. We are offering

$35 per share in cash for the same businesses as Disney's transaction and assuming the same spinoff of New Fox, valuing the assets to be acquired on an equity value of $65 billion. I will point out that this is basically the same price as we offered last December rounded up to the next dollar. Our superior all-cash proposal provides greater and more certain value to Fox shareholders with a premium of 20% over the value of Disney's offer as of today's close.

So we're highly confident that our proposal will receive all necessary regulatory approvals in a timely manner, and we believe that yesterday's decision in the AT&T/Time Warner case supports our confidence.

Nonetheless, to address one of the primary concerns stated by Fox's board, we're offering the same regulatory safeguards as the ones Fox has obtained from Disney. Specifically, in the unlikely event that the transaction is terminated due to failure to obtain required regulatory approvals, we agree to pay the same $2.5 billion reverse termination fee as Disney and also to reimburse Fox for its $1.525 billion break-up fee to Disney resulting from the termination of their transaction. In addition, we will agree to the same divestiture package as Disney if required from a regulatory perspective, including the same allocation of any subsequent tax obligations.

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JUNE 13, 2018 / 8:45PM, CMCSA - Comcast Corp All-Cash Proposal to Acquire Twenty-First Century Fox Inc Conference Call

In terms of financing our proposal, we obviously have a very strong balance sheet and have the ability to finance the transaction. Our work on this front is well advanced. And as a result, our proposal is not subject to a financing condition.

In terms of Sky, we remain committed to our previously announced acquisition of GBP 12.50 per share and intend to pursue that offer in parallel with our acquisition of Fox businesses. If accepted, in addition to the regulatory approvals, our offer would be subject to approval by Fox shareholders as well as other customary closing conditions. And finally, we would expect to close within 12 months of signing.

Moving on to the next slide. The Fox businesses present a compelling strategic opportunity that we can acquire in a financially favorable transaction. As Steve will discuss in a moment, the Fox businesses are highly complementary to our own, and Comcast NBCU is a strong strategic home for them. Our offer creates value for Comcast shareholders and produces strong financial returns across all criteria we use to evaluate opportunities. Our analysis assumes 100% ownership of Sky and includes our expectation to realize significant cost synergies of at least $2 billion but does not factor in revenue synergies which we do expect to see, providing some upside to our analysis.

On that basis, we expect immediate and meaningful accretion to free cash flow per share and earnings per share, and return on invested capital will exceed the weighted average cost of capital within a reasonable period of time.

In addition, after returning to our 2.2x leverage post transaction, the free cash flow per share produced by the pro forma company is expected to be higher compared to standalone Comcast in a status quo scenario in which we hold our leverage at 2.2x and use excess cash to buy back our stock.

Our balance sheet strength, together with our confidence in the continued strong performance of our operating units, enables us to take advantage of a unique compelling opportunity such as this one. I'd emphasize that we would not be comfortable temporarily increasing our leverage were we not very confident in our outlook for the existing businesses. We estimate pro forma net leverage, including 100% of Sky, to be modestly above 4x net debt to EBITDA at year-end 2019. We expect to maintain our solid investment grade ratings post closing and are committed to returning to the area consistent with our current rating within a reasonable period of time.

We'll get there by reducing net leverage by about 0.5 turn per year which the significant free cash flow generation of the combined company enables us to do. We continue to expect to repurchase at least $5 billion of stock in 2018. And beyond that, we'll make capital return decisions on an annual basis, as usual. I will say our primary focus in the years following the transaction will be to delever the balance sheet.

Finally, on this slide, the combined company will have tremendous strategic and financial strength. The combination with Fox's businesses and all of Sky enhances our existing strategy and provides new opportunities for growth, accelerating the pro forma company's revenue, EBITDA and free cash flow growth and providing greater balance in our earnings mix.

On a pro forma basis for 2018, the company would generate approximately $130 billion of revenue and $40 billion of EBITDA. Within the next few years, the combined company will likely exceed $20 billion of free cash flow annually, underscoring the financial firepower and flexibility this transaction will create.

And so my personal view is that while we weren't out looking for this transaction, it presents a rare strategic moment. And given the soundness of the financial structure I just discussed, I'm very glad we are seriously pursuing the opportunity.

Before I hand it over to Steve to talk about strategy, let me cover some of the regulatory points on the next slide. We believe our deal is as or more likely to receive approval as the Disney transaction. Significantly, our acquisition of the Fox businesses would not be subject to FCC review. We strongly believe the U.S. antitrust concerns presented by this combination are limited as 70% of the acquired revenue is international. In the U.S., all of the markets involved are competitive, and this transaction will not materially change the dynamic in any market. We are confident in timely international approvals given Comcast's limited presence outside of the U.S., and I would highlight that we are making progress in gaining regulatory approval of our offer for Sky, including the U.K.'s recent determination that our proposed acquisition does not raise public interest concerns. For these reasons, along with the fact that substantial documents and data submitted to the DOJ in connection with the Disney Fox transaction would

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JUNE 13, 2018 / 8:45PM, CMCSA - Comcast Corp All-Cash Proposal to Acquire Twenty-First Century Fox Inc Conference Call

largely overlap with the information required for a DOJ review of Comcast Fox, we believe our time line for antitrust review should be comparable to Disney's, putting us in a position to close within 12 months of signing.

So with that, let me turn it over to Steve.

Stephen B. Burke - Comcast Corporation - Senior EVP & CEO, NBCUniversal

Thank you, Mike. Starting with Slide 12. The media landscape is changing very rapidly, and it's obviously difficult to precisely predict the future. But one thing we know for certain is that today, there's more video being consumed across more platforms than ever before, and we think that's likely to be the case for many years to come. Adding Fox's assets will allow us to better compete by enhancing our already strong portfolio and building important scale. Together, we'll be a unique leader in entertainment and technology with the resources and capabilities to compete and grow way into the future.

We think there's 3 fundamental tenets of how media will evolve. First, we're in a golden age of content with more video consumed than ever before. That will continue as demand for great content keeps increasing. Second, the best media companies will create their own content at scale and distribute it very broadly. We won't be limited to 1 or 2 means of consumption. Multiple outlets and technologies will thrive from Pay TV to subscription video on demand to over-the-top services, and we will have our content on all of these outlets providing consumers with more choice and value. Third, audiences will no longer be confined to individual regions or countries but rather be truly global. Major IP will seamlessly cross borders complemented by highly -- by high-quality professional local content tailored to the needs of a specific market.

Turning to Page 13. We have plenty of scale already through NBCUniversal and Comcast, but the Fox assets will make us stronger. By combining our TV and film studios, we'll produce even more top content, gaining valuable intellectual property rights. And Fox will extend our capability to produce local language content in key markets like India, Europe and Latin America. Fox and Comcast NBCUniversal will have some of the most widely watched entertainment franchises. With Fox, we will add iconic IP like Deadpool, Avatar and X-Men. Our successful family animation portfolio will gain a foothold in teen and adult animation with the addition of The Simpsons and Family Guy. And our successful roster of Cable Networks will gain valuable properties with FX Networks and National Geographic channels. In sports, together, we create a portfolio of the most watched sports rights around the world. NBC Sports is a leader in the United States with the Olympics and NFL Sunday Night Football as well as NHL, NASCAR and the Premier League. Fox will add a robust portfolio of international sports rights, with top-rated soccer in Europe and Latin America and top-rated cricket in India. NBC News and Sky News are 2 of the most respected news organizations in the world, and together, we'd have the opportunity to enhance each other's news coverage on a global basis.

Moving to Slide 14. Acquiring Fox increases our technology leadership, significantly grows our worldwide distribution and allows us to reach new consumers through a fast-growing OTT offering. Today, Comcast is one of the best distribution platforms in the United States with X1 and has successfully grown customer relationships to over 29 million people. With Fox, we extend our strong technology capabilities to Europe, India and Latin America. In Europe, Sky is the clear market leader with an innovative Q Box; a fast-growing OTT service with NOW TV; and with Sky, we will nearly double Comcast customer relationships at present to over 53 million. In India, Star has a minority stake in one of the leading traditional distributors, Tata Sky, and is the #1 OTT service with Hotstar. And in Latin America, FOX Premium is a newly emerging platform. Through this combined global customer base, we will invest in and develop even more services, providing our consumers multiple ways to enjoy our content for many years to come.

Turning to Slide 15. The acquisition of Fox expands our core business to attractive new global markets, with 70% of Fox's revenue coming from outside the United States. This acquisition will increase Comcast's international revenue mix from about 9% to about 27%. In addition, the combined company will have leadership positions in 4 of the largest media markets: the United States, Europe, India and Latin America. Having leadership positions in large and dynamic markets enables broader distribution of our content and new product offerings for consumers across these geographies. From our experience, leadership in the United States has enabled us to become the company we are today, and we look forward to expanding that in other parts of the globe.

Moving to point 16 -- Slide 16. At NBCUniversal, we have a great team that has established a really strong track record running similar businesses, and we're confident that we're the best home for the Fox assets. This slide shows some of the successes that we're most proud of. NBC is on track

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JUNE 13, 2018 / 8:45PM, CMCSA - Comcast Corp All-Cash Proposal to Acquire Twenty-First Century Fox Inc Conference Call

to finish as the #1 television network for the fifth consecutive year. Our national news telecast are top-rated across all time periods, from morning, night till the weekend, and MSNBC is the fastest growing cable network in cable television in the United States. NBC Sports airs the #1 show on television with Sunday Night Football and is home to the Olympics. CNBC is the #1 business network. Over the past 3 years, Universal has enjoyed its best annual box office and EBITDA results in history. Telemundo has become the top-rated Spanish-language broadcaster in 2017, dethroning a competitor who held that position for decades. USA is the top-rated cable entertainment network for 12 years running. In Universal Studios theme parks, we have the fastest-growing theme parks in the world. In our cable distribution business, we are the largest, most profitable operator of cable channels in the United States. And we have the best video platform. I think it's also important to note we have real experience with distribution with Comcast Cable that could apply to some of Fox's businesses that are distribution-focused around the world.

Moving to Slide 17. We have a proven track record integrating entertainment assets, investing in them and growing content companies. Over the last 7 years, NBCUniversal has been the fastest-growing media company in the United States. We've grown NBCUniversal's earnings before interest, tax and depreciation and amortization from $3.8 billion in 2011 to $8.2 billion in 2017, achieving double-digit EBITDA growth. We're excited about the idea that we could create significant shareholder value with the Fox assets, which we believe are strategically attractive, in a financially accretive deal.

Moving to Page 18. We firmly believe that Comcast NBCUniversal will be the best home for the Fox assets. Fox is an outstanding company that has done a tremendous job aggregating content and distribution on a global basis. This transaction represents a rare opportunity to add these complementary, well-performing assets to our existing NBCUniversal portfolio, laying the foundation for many new growth opportunities. As I just highlighted on the previous slide, we have a proven track record of integrating companies, investing in them and growing them, and we think we can continue that with the Fox assets. We've proven ourselves to be good stewards of strong successful brands and franchises. And with the investments we've made in NBCUniversal, our company has been able to grow, thrive and compete more effectively. We'll deliver those same commitments to the Fox assets. Our culture of collaboration is something I'm very proud of. It's unique and highly successful. When we harness the assets of the entire company and all of our people across our team to support a franchise, a big show or a movie, we call it Symphony. The results speak for themselves, and we'll extend that Symphony process and philosophy to the Fox assets, which we think can drive incremental value.

Last, we have a very strong management team, which I believe is the best in the industry. Integrations are not easy. But with NBCUniversal, I believe we've proven we're good at them at scale. Our team knows and understands the Fox businesses and has delivered outstanding results. We have tremendous respect for the Fox people, the Fox assets. And we have no doubt that combining them with our own will pave the road for future growth for many years to come. Thank you.

Jason S. Armstrong - Comcast Corporation - SVP, IR & Finance

Thank you, Steve. That concludes our prepared remarks. Ian, back to you to open it up for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question comes from Ben Swinburne from Morgan Stanley.

Benjamin Daniel Swinburne - Morgan Stanley, Research Division - MD

For Brian and Steve. Brian, when we think about the company over the past certainly several years, the willingness to take your leverage up to this level is a bit of a surprise. I'm wondering if you could talk about how you and the board got comfortable going to 4 plus times pro forma given, historically, you've been certainly quite conservative, or however you want to phrase it, on the leverage front. And then when you look at that Slide 4 and look at the history of acquisitions for the company, at least what jumps out to me is there's a number of opportunities here where the company

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JUNE 13, 2018 / 8:45PM, CMCSA - Comcast Corp All-Cash Proposal to Acquire Twenty-First Century Fox Inc Conference Call

was either under managed, had been under invested in or really could benefit from additional scale. I wonder when you look at Fox, you were very complimentary of the company and the management team, but are there opportunities like that here that bring -- that would mean bringing these assets inside of Comcast creates additional value above and beyond just the fact that these are good businesses that you can acquire at a reasonable price point? And then I'd love to hear, Steve, quickly, if you have thoughts on Hulu. To me, it's really interesting, they're building a product that competes with cable services with Hulu Live. It's small today, but what are your thoughts on that business and whether you would take that business and invest behind it?

Brian L. Roberts - Comcast Corporation - Chairman & CEO

Okay, a lot in there. Thank you, Ben. I think let me just start with the first question on the 4x leverage. It's -- one very solid answer is, my confidence in our existing business. That's how I got comfortable, and that's how the board got comfortable. We have a business plan and a momentum. With the changing world, we make adjustments. We're having an excellent quarter, and we've had an excellent run for several years. And as Steve just showed on the NBCUniversal side, but that also is true on the cable side. And our Broadband business is strong, our adjustment we're making to video. So when I put it together, it is not the way we started. We started with an all-stock offer. That was not accepted. We're confident enough in the company and our prospects that we can take a temporary releveraging and bring us back down and, as I think Mike helped figure this out with what he described that it's a preferable answer for our own shareholders actually than issuing a stock. But here we are. So that's my view. I think that we will be very focused on getting the leverage back to where we are. So it is a temporary moment. That's the benefit of being in the subscription businesses. There's a predictability, that's been for my entire career. The second question, I think our experience, and I have a lot of confidence in Steve and the team that he continues to assemble, that in almost every situation we found, there were 20 businesses at NBCUniversal, theme parks are very different than Telemundo, very different than broadcast network and as a movie studio and on and on. And every cable network is different. All 20-plus businesses are significantly better today than they were 7 years ago. And we can learn, we can always do better, but I think we have a proven formula. And I think that we've -- we believe that together, both companies, and Steve maybe wants to comment a little more than that, that we can improve the businesses. Both of our businesses, they're going to grow. And if you financially structure it right, the net result will be a win for both our shareholders and the Fox shareholders. And let me take it over to Steve for that and the other question.

Stephen B. Burke - Comcast Corporation - Senior EVP & CEO, NBCUniversal

I think when we bought NBCUniversal 7 years ago, there were a number of businesses that were real turnaround situations, most notably the NBC Network. But also the film studio at the time was not doing well, Telemundo was not doing as well as it is today. So a lot of our efforts were in turning businesses around and reinvesting and getting them going. I think the Fox assets, many of them are very well run, and we have tremendous respect for the executives that are running the Fox businesses. To me, Fox is different. It's more about complementarity. It's about the fact that we're very strong in distribution and content in the United States and not as strong in places like India or Europe. And a lot of it is making the most of that complementarity and looking for opportunities, et cetera. We think there's lots of upside and lots of things we can do, but it's less -- it's not as similar to NBCUniversal because there aren't those turnarounds. In terms of Hulu, we think Hulu is a wonderful asset. And we've invested hundreds of millions of dollars in Hulu to try to grow it into a robust competitor. And we think the fact that it has around 17 million subscribers now is a really good head start on eventually being a robust, one of the real best SVOD businesses in the country. And we think that's a very important part of this deal, and we would be very, very interested in investing and growing that business in the future.

Operator

Our next question comes from the line of John Hodulik from UBS.

John Christopher Hodulik - UBS Investment Bank, Research Division - MD, Sector Head of the United States Communications Group, and Telco and Pay TV Analyst

First, a quick follow-up to Ben's question. I think on Slide 9, you guys said that some of these figures did not include consolidation of Hulu. Is there any reason why you wouldn't take over control of Hulu? Having somewhere of 60% of the share of that asset and potentially any sort of regulatory

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JUNE 13, 2018 / 8:45PM, CMCSA - Comcast Corp All-Cash Proposal to Acquire Twenty-First Century Fox Inc Conference Call

issues that would potentially come with that, number one. And then number two, as part of this process, is there any room for a negotiated settlement with Disney that would see the 2 of you guys sort of divide up these assets instead of sort of both of you entering and do what could be a protracted bidding war for the 2 companies?

Michael J. Cavanagh - Comcast Corporation - Senior EVP & CFO

So John, it's Mike. So no, we -- as Steve just said, we think Hulu is a great business, has great prospects. We think we can and should be able to own it and expect to do so. We just didn't flow it through the numbers on that page but nothing more than that. Same as what Disney did at this stage. And we don't have all the information you would need given our board seat to put it together that way. But it would create value for us to have it, and we would love to have it. In terms of talking to other parties, we're in this from our own perspective, we like everything about this transaction. And that is our focus, to do everything that we -- the 3 of us just discussed.

Operator

And our next question comes from the line of Jessica Reif from Bank of America.

Jessica Jean Reif Cohen - BofA Merrill Lynch, Research Division - MD in Equity Research

A couple of questions. The cost savings were pretty obvious. If we could just focus a little bit on where you see the revenue upside in new businesses. I heard you say OTT but you didn't actually say anything about direct to consumer. And then in existing businesses, where do you see the biggest benefit? Is it consumer products or IP and theme parks or combining some of the businesses? And just if you could flesh out the revenue upside and what the time frame would be and if you can say anything on the focus on international versus domestic. And then secondly, would you have to divest any businesses? And then finally, you've approached Fox, can you tell anything about what the response has been so far?

Stephen B. Burke - Comcast Corporation - Senior EVP & CEO, NBCUniversal

So in the interest of sort of conservatism, we really concentrated on cost synergies. And we've gone through in a very granular way with every single part of our company making the estimates and trying to figure that out. Obviously, a big reason why we're excited about this deal is the ability to grow revenue. And there are a number of ways to do that. Taking IP that Fox has and having that IP in our theme parks and consumer products operations; taking production of television and movies and having that show up in different parts of the world on platforms that Fox controls; the ability to truly become a major force in the over-the-top distribution of our content and potentially content that we acquire in the United States, in Europe, in India. Literally overnight, at the day the deal closes, we will be operating over-the-top services in all those places. And then all the technologies that are going to develop over the decades to come, the ability to have this footprint in terms of content production and also international distribution, I think there are going to be so many opportunities for this great company if we can put it together. But what we've really concentrated on at this point is what are the identifiable cost synergies, make sure that the deal looks good financially based on those cost synergies and then the revenue synergies are really the upside that has brought us to the table.

Brian L. Roberts - Comcast Corporation - Chairman & CEO

And that's exactly what we did in NBCUniversal. We did not articulate some of the incredible success that we've had these last 7 years on day 1 or at the time we made the announcement of the acquisition. And I think in the real world, it's a lot of hard work. And your -- you've got a team of people, you're attracting that team, you're giving them the tools, and that's what we've done. We did the same thing with AT&T Broadband, and I believe even in the Japan theme park with just a couple of years to show, the results are significantly better than I think the previous trajectory for the business had been. And that is, I think, Steve, what you're talking about and what the plan is. In terms of divestitures and things, Mike, you want to talk about that?

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JUNE 13, 2018 / 8:45PM, CMCSA - Comcast Corp All-Cash Proposal to Acquire Twenty-First Century Fox Inc Conference Call

Michael J. Cavanagh - Comcast Corporation - Senior EVP & CFO

Yes, I think, Jessica, I'll just repeat that, as we said earlier, that we're matching the same divestiture package and obligations as is in the Disney transaction, and that would include the same allocation of any tax obligations that would go along with it. Obviously, we're putting up significant dollars behind that with a $2.5 billion reverse termination fee if, for whatever reason, the deal didn't close as well as the reimbursement of the break-up fee that Fox would have to pay Disney. So our money is where our mouth is. We think this deal gets closed. And in terms of the substance of would there be any need for divestitures. As we said, 70% of this is about international. So there's obviously no issues there. And in the U.S. market, those where you get into -- none of those markets will be -- have competition impacted in any meaningful way. So -- but despite that, we've got the regulatory commitment package that's in the deal for the protection of the Fox shareholders and pursuant to what the Fox board pointed out as what they wanted to see, reading their proxy.

Operator

And our next question comes from the line of Richard Greenfield from BTIG. And our next question is from the line of Amy Yong from Macquarie.

Amy Yong - Macquarie Research - Analyst

So Project Symphony has been a big push for Comcast NBC, and I'm just wondering maybe if you could talk about how Fox and Sky benefits your cable business and how NBC might benefit Fox.

Stephen B. Burke - Comcast Corporation - Senior EVP & CEO, NBCUniversal

I'm not sure I fully understood the second part of your question. But if the question is how does the way we run the company with Symphony, how could that help Fox, what we do, for those of you who don't follow the company that carefully, we pick major initiatives. For example, Jurassic World, which is coming out June 22, we'll pick half a dozen major initiatives a year. And in a relatively decentralized culture, we make sure that every single part of the company does whatever they can to make those initiatives successful. And in a highly fragmented world, which is the world we're living in right now, it is a great way to launch movies, television shows and theme park attractions. And time and time again, we've proven that we can harness the strength of the company. And this is something that other media companies don't do. It's a very unique thing that we do. And you could easily imagine when a great new show on FX came along or a Fox movie, the next Avatar, we would take NBC, USA, SyFy, Bravo, every single asset in our company, and promote those properties. And I think that will benefit the properties that are produced by Fox.

Brian L. Roberts - Comcast Corporation - Chairman & CEO

And the same goes for Comcast Cable with NBC and would prove to be the same for Fox. So whether -- on Jurassic right now, there's all sorts of extra content, teasers, trailers, old Jurassics all available on X1, we did that for the Olympics with great success. And consumers were benefited, much better results for the viewership and a more robust offering. So it's in this fragmented welcome, as Steve said, it is really a great way to take content and celebrate it across all the different platforms.

Stephen B. Burke - Comcast Corporation - Senior EVP & CEO, NBCUniversal

It's really a management philosophy. If we're lucky enough to get this transaction completed, you can imagine a situation where we would sit down with the management at Sky and say what are the entertainment assets that would help you grow your business and how can we work together and produce shows or give you shows, sell shows to you and movies and other assets that would help Sky thrive in the future. And it's a way that we get people to sit down and help each other and take advantage of the fact that we have some scale in a fragmented world.

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JUNE 13, 2018 / 8:45PM, CMCSA - Comcast Corp All-Cash Proposal to Acquire Twenty-First Century Fox Inc Conference Call

Operator

And our next question comes from the line of Craig Moffett from MoffettNathanson.

Craig Eder Moffett - MoffettNathanson LLC - Founding Partner

A question about how this relates to your separate bid for Sky. Given how much control this would give you of Sky, is there a scenario where you would bid for some portion of the remainder of Sky in order to get control? Or do you feel it's necessary to have all of Sky and bid -- follow through with the entire bid?

Michael J. Cavanagh - Comcast Corporation - Senior EVP & CFO

Craig, it's Mike. It's a simple answer, in that under our 2.7 proposal for Sky at GBP 12.50 a share for 50% plus 1 share, we stand behind that, independent of the bid -- independent of whatever happens for Fox.

Jason S. Armstrong - Comcast Corporation - SVP, IR & Finance

Thank you, Craig. Ian, back to you. That wraps up the call on our end today. Thanks.

Operator

We have no further questions at this time. There will be a replay available of today's call starting at 7:45 p.m. Eastern Time. It will run through Wednesday, June 20, at midnight Eastern Time. The dial-in number is (855) 859-2056, and the conference ID number is 6499356. This concludes today's teleconference. Thank you for participating. You may all disconnect.

Editor

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements which are, or may be deemed to be, "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of the management of Comcast about future events, and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. The forward-looking statements contained in this press release may include statements relating to the expected timing, scope, terms and conditions of a Comcast transaction to acquire certain businesses and assets of Twenty-First Century Fox, Inc. (“21CF”), the likelihood and timing of receipt of regulatory approvals with respect to a Comcast transaction to acquire 21CF, the anticipated benefits of the potential transaction and other statements other than historical facts. Often, but not always, forward-looking statements can be identified by the use of forward-looking words such as "plans", "expects" or "does not expect", "is expected", "is subject to", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "should", "would", "might" or "will" be taken, occur or be achieved. Although Comcast believes that the expectations reflected in such forward-looking statements are reasonable, Comcast can give no assurance that such expectations will prove to be correct. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements, including any legal and regulatory developments and changes and other risks and uncertainties including those described in Comcast's filings with the U.S. Securities and Exchange Commission ("SEC"). The forward-looking statements contained in this press release should be construed in the light of such factors. Neither Comcast nor any of its associates or directors, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events

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JUNE 13, 2018 / 8:45PM, CMCSA - Comcast Corp All-Cash Proposal to Acquire Twenty-First Century Fox Inc Conference Call

expressed or implied in any forward-looking statements in this press release will actually occur. You are cautioned not to place undue reliance on these forward-looking statements. Other than in accordance with their legal or regulatory obligations, Comcast is under no obligation, and Comcast expressly disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Important Additional Information and Where to Find It

This document does not constitute an offer to buy or solicitation of an offer to sell any securities. This document is for informational purposes only and relates to a proposal that Comcast has made to 21CF. Comcast has filed a preliminary proxy statement in connection with 21CF's special meeting of stockholders at which the 21CF stockholders will be asked to consider certain proposals regarding the proposed acquisition of 21CF by The Walt Disney Company (the "Special Meeting Proposals"). As further set forth in such proxy statement, which once definitive will be sent to 21CF stockholders, Comcast is soliciting votes against the Special Meeting Proposals. INVESTORS IN 21CF AND COMCAST ARE URGED TO READ THE PROXY STATEMENT, INCLUDING THE DEFINITIVE PROXY STATEMENT (WHEN AVAILABLE), AND ANY OTHER DOCUMENTS FILED BY COMCAST WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Investors may obtain free copies of the proxy statement and other documents filed with the SEC by Comcast through the website maintained by the SEC at https://www.sec.gov/ or by contacting Comcast's proxy solicitation agent, MacKenzie Partners, Inc., at (800) 322-2885 or comcast@mackenziepartners.com.

Participants in the Solicitation

Comcast and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from 21CF's stockholders in connection with the Special Meeting Proposals. Information about Comcast's directors and executive officers is available in Comcast's proxy statement, dated April 30, 2018, filed with the SEC in connection with Comcast's 2018 annual meeting of stockholders. Other information regarding the participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings and otherwise, is contained in the preliminary proxy statement filed by Comcast with the SEC on June 13, 2018.

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